Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of December 7, 2018 (the “Effective Date”), by and between Nexeon Medsystems Inc, a corporation organized under the laws of Nevada (the “Company”) and William Rosellini (“Executive” and together with the Company, the “Parties”).

R E C I T A L S

The Company has special expertise in its business that has enabled it to provide unique career opportunities for its employees.

The Company’s growth depends, to a significant degree, on its possession of more and better information than that available to its competitors concerning a number of matters, including, but not limited to, strategic, marketing, technical, management and other information not generally known to others in the Company’s industry. This unique and special expertise in pooling this information has enabled the Company to conduct its business successfully and thus provide potential employment opportunities for its employees.

The parties acknowledge that Executive has his own valuable knowledge and training in certain of the areas in which the Company conducts its business but that his knowledge will be enhanced by this employment.

Executive recognizes that unless the Company imparts to him its special expertise, he would be less effective and of less benefit to the Company. Executive further acknowledges that without the additional knowledge to be imparted to him by the Company, he will be less valuable than would otherwise be the case in its business.

Executive understands and acknowledges that a restriction on disclosure of confidential information is essential to the continued growth and stability of the Company’s business and to the continuing viability of its business in the event the Executive’s employment is terminated as expressly permitted under the terms and limitations of this Agreement.

The Executive has served as the Company’s chief executive officer since inception and the Executive desires to continue employment as an employee of the Company, and that such continued employment will be under the terms and conditions of this Agreement.

The Company desires to continue to employ Executive, and such continued employment will be under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company will continue to employ Executive, and Executive hereby accepts such continued employment by the Company.

2. Duties of Executive.

(a) Executive shall serve in the capacity of Chairman and CEO and shall be subject to supervision by the Board of the Company. In such capacity, Executive shall have all necessary powers to discharge his responsibilities. Executive shall have all powers granted by the Bylaws of the Company to a CEO and Chairman, as applicable.

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(b) During the term of this Agreement, and thereafter so long as Executive is employed by the Company, Executive shall devote his full business time and effort to the performance of his duties and responsibilities as an officer of the Company. Notwithstanding the foregoing, Executive may spend reasonable amounts of time on personal civic and charitable activities that do not interfere with the performance of his duties and responsibilities to the Company. In addition, Executive may, subject to prior approval by the Board of Directors of the Company, spend reasonable amounts of time serving on boards of directors for other companies or engage in other business activities, provided that such activities do not, in the sound discretion of the Board of Directors of the Company, constitute or create a conflict of interest or adversely affect the Company.

(c) Executive shall observe and comply with the written rules and regulations of the Company respecting its business and shall carry out and perform the directives and policies of the Company as they may from time to time be stated to Executive in writing by the Chief Executive Officer or the Chairman of the Board of Directors.

(d) Executive shall maintain accurate business records as may from time to time be required by the Company. Such records may be examined by the Company, at all reasonable times after written request is delivered to Executive. Any such document shall be delivered to the Company promptly upon request.

(e) Executive agrees not to solicit or receive any income or other compensation from any third party in connection with his employment with the Company. Executive agrees, upon written request by the Board of Directors, to render an accounting of all transactions relating to his business endeavors during the term of this employment hereunder.

(f) Executive’s principal place of work shall be located remotely or as otherwise mutually agreed between the Executive and the Board of Directors..

(g) Executive agrees to travel, at the Company’s expense, as required to perform the duties of the position. The Parties anticipate that a minimum of zero (0), maximum of fifteen (15), and average of five (5) days each month of domestic and/or international travel will be required to perform the duties of this position.

3. Term. The term of this Agreement (the “Term”) shall commence as of the Effective Date and continue until the second anniversary of the Effective Date, unless Executive’s employment is earlier terminated in accordance with Section 10 of this Agreement; provided, however, that, on the second and subsequent anniversary dates of this Agreement or any extension, this Agreement will automatically be extended for an additional year unless, not later than ninety (90) calendar days prior to such anniversary date, the Company shall have given written notice to the Executive that it does not wish to extend the Term. Upon expiration of the Term of this Agreement, Executive shall remain an “at will” employee of the Company but shall still be subject to and bound by the terms of this Agreement.

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4. Salary and Initial Accrual.

(a) Commencing on the Effective Date, the Company will pay Executive a minimum base annual salary during the term of this Agreement for his services as an officer of one dollar ($1), which except as described in Section 4(b), shall be payable in accordance with the Company’s standard payroll practice, but not less than monthly. Such base salary shall not include any benefits made available to Executive or any contributions or payments made on his behalf pursuant to any employee benefit plan or program of the Company, including any health, disability or life insurance plan or program, 401-K plan, cash bonus plan, stock incentive plan, retirement plan or similar plan or program of any nature. The Company shall review Executive’s salary on a semi-annual basis (January and July), and shall increase the annual salary of Executive from time to time as may be warranted in accordance with the Company’s compensation policies.

(b) For the purpose of determining amounts due under this Agreement, the Executive’s base annual Salary will be prorated based on a three hundred and sixty (360) working day year. For the avoidance of doubt, the number of working days is based on five (5) working days per week and fifty-two (52) weeks per year, and includes statutory holidays.

5. Reserved.

6. Stock Options. The Company and Executive acknowledge that, in connection with the Company’s employment as Chief Executive Officer of the Company, the Company has granted Executive incentive stock options for the purchase 17,858 shares of common stock and non-statutory stock options for the purchase of 64,286 shares of common stock vesting 2,679 each month over a period of 24 months.

7. Other Employee Benefits.

(a) During the Term, the Company shall provide Executive with all benefits made available from time to time by the Company to its employees and/or officers generally and to employees who hold positions similar to that of Executive (including benefits granted to other officers of the Company), such benefits to be in accordance with the Company’s policies, except that if Executive’s employment with the Company is terminated, Executive’s cash severance payments shall be in accordance with Section 10 of this Agreement, in lieu of cash severance payments provided by the policies of the Company.

(b) Executive shall be paid for Texas statutory holidays and receive twenty (20) working days, or four weeks of paid vacation per annum.

9. Reimbursement of Expenses. The Company shall reimburse Executive for all expenses actually and reasonably incurred by him in the business interests of the Company. Such reimbursement shall be made promptly to Executive upon appropriate documentation of such expenditures in accordance with the Company’s written policies.

10. Early Termination; Change in Control. It is the desire and expectation of each Party that the employer-employee relationship shall continue for the full term specified herein and be a pleasant and rewarding experience for the Parties hereto. The Company shall, however, be entitled to terminate Executive’s employment at any time after the Effective Date with or without Cause (as defined in this Section 10). Termination shall require approval by majority vote of the Board of Directors of the Company.

(a) Termination for Cause. The Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (i) conviction of a felony that constitutes gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive’s obligations or otherwise relating to the business of Company, or for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; or (ii) Executive’s material breach of this Agreement or any other written agreement between Company and Executive. In the event Executive’s employment is terminated for Cause, Executive shall be entitled to all accrued salary including vested stock and stock options, up through the date of termination but shall not be entitled to additional severance payments.

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(b) Termination without Cause, or Change in Control Occurs. The Company may terminate Executive’s employment under this Agreement without Cause at any time on thirty (30) days advance written notice to Executive. If Executive’s employment is terminated without Cause, or a Change in Control (as defined in this Section 10) occurs, the Company shall pay Executive severance compensation pursuant to the following formulas:

(i) In the event of a termination without Cause, or a Change in Control occurs, occurring prior to the first or second year anniversary of this Agreement, Executive shall receive a lump sum severance amount equal to 3/12th (i.e 25%), 4/12th or 5/12th respectively of the sum of (A) the highest annual salary of Executive in effect at any time during the Term or the salary of Executive in effect immediately prior to the termination without Cause or a Change in Control, whichever is the larger amount, plus (B) the amount of the bonus or incentive compensation, if any, targeted for payment to the Executive for the fiscal year during which the termination without Cause or the Change in Control occurs.

(ii) In the event of a termination without Cause, or a Change in Control occurs, occurring at any time after the two-year anniversary of this Agreement, Executive will receive a lump sum severance amount equal to 6/12th of the sum of the amounts referred to in Section 10(b)(i)(a) and (b).

A “Change in Control” of the Company shall have occurred if at any time during the Term any of the following events shall occur:

(i) any consolidation, merger or other reorganization of the Company in which the Company is merged, consolidated or reorganized into or with another corporation or other legal person or pursuant to which shares of the Company’s stock are converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger own more than 50.1% of the common stock of the surviving corporation or its ultimate parent immediately after the merger;

(ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and as a result of such transaction the holders of the Company’s common stock immediately prior thereto own more than 50.1% of the common stock of such transferee or its ultimate parent immediately after such transaction;

(iii) any liquidation or dissolution of the Company or any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

(iv) any person (including any “person” as such term is used in Section l3(d)(3) or Section l4(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), has become an “Acquiring Person.” An “Acquiring Person” shall mean any person that, together with all Affiliates and Associates (as such terms are defined below) of such person, is the beneficial owner of 25% or more of the outstanding common stock. The term “Acquiring Person” shall not include the Company, any subsidiary of the Company, any employee benefit plan of the Company or subsidiary of the Company, or any person holding common stock for or pursuant to the terms of any such plan. For the purposes of this Agreement, a person who becomes an Acquiring Person by acquiring beneficial ownership of 25% or more of the common stock at any time after the date of this Agreement shall continue to be an Acquiring Person whether or not such person continues to be the beneficial owner of 25% or more of the outstanding common stock. “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act in effect on the date of this Agreement;

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(v) if at any time, the Continuing Directors then serving on the Board cease for any reason to constitute at least a majority thereof. A “Continuing Director” shall mean a Director of the Company who (aa) is not an Acquiring Person, an Affiliate or Associate, a representative of an Acquiring Person or nominated for election by an Acquiring Person, and (bb) was either a member of the Board of Directors of the Company on the date of this Agreement or subsequently became a Director of the Company and whose initial election or initial nomination for election by the Company’s stockholders was approved by at least two-thirds of the Continuing Directors then on the Board of Directors of the Company;

(vi) any occurrence that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or any successor rule or regulation promulgated under the Exchange Act; or

(vii) such other events that cause a change in control of the Company;

provided, however, that a Change in Control of the Company shall not be deemed to have occurred as the result of any action having one or more of the foregoing effects if such transaction is proposed by, and includes a significant equity participation (i.e., an aggregate of at least 25% of the then outstanding common equity securities of the Company immediately after such transaction which are entitled to vote to elect any class of Directors) of, the executive officers of the Company as constituted immediately prior to the occurrence of such transaction or any Company employee stock ownership plan or pension plan.

(c) Termination Upon Death or Disability. Executive’s employment shall be terminated by the death of the Executive. In the event of the Disability (as hereinafter defined) of the Executive during his employment, the Company shall have the right to terminate the employment of Executive upon giving thirty (30) days advance written notice to that effect to the Executive, provided that the Executive shall not have returned to active service with the Company prior to the end of such thirty (30) day notice period. For purposes of this Agreement, the term “Disability” means any physical or mental disability or incapacity that can be expected to result in death within one year or that has rendered the Executive incapable of performing the essential functions required of the Executive in accordance with the obligations under Section 2 hereof for a period of one hundred and eighty (180) consecutive days or for shorter periods aggregating to two hundred and seventy (270) days during any consecutive three hundred and sixty five (365) day period. If Executive is terminated as a result of death, Executive’s estate shall receive a severance equal to 1/12th of the sum of the amounts referred to in Section 10(b)(i)(a) and (b), less federal and state income and employment taxes. In the event of termination due to Disability, Executive will receive a severance equal to 6/12th of the sum of the amounts referred to in Section 10(b)(i)(a) and (b), less federal and state income and employment taxes.

(d) Termination for Good Reason. The Executive, upon ninety (90) days prior written notice given to the Company, shall have the right at any time to terminate the Executive’s employment with the Company for Good Reason. “Good Reason” shall mean (i) the occurrence, without the Executive’s express written consent, of a material reduction in Executive’s duties and responsibilities, or a ten percent (10%) reduction in the level of the Executive’s compensation, unless such reduction applies to all similarly situated employees; (ii) a demand, without the Executive’s express written consent, that the Executive relocate to an office of the Company more than twenty-five (25) miles from the office in which the Executive was previously employed; or (iii) the Company’s uncured breach of a material term of this Agreement.

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In the event the Executive’s employment is terminated for Good Reason, Executive will receive a severance payment equal to 3/12th of the sum of the amounts referred to in Section 10(b)(i)(a) and (b), less federal and state income and employment taxes.

(e) Notice and Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to the Company’s right to terminate the Executive’s employment for Cause and the Executive’s right to terminate employment for Good Reason that (i) the Party seeking the termination shall first have given the other Party written notice stating with specificity the reason for the termination (“Termination Breach”) and (ii) if such Termination Breach is susceptible to cure or remedy, a period of thirty (30) days from and after the giving of such notice shall have elapsed without the breaching Party having substantially cured or remedied such Termination Breach, unless such breach cannot be cured or remedied within thirty (30) days, in which case the period for remedy or cure shall be extended for a reasonable time not to exceed an additional thirty (30) days provided the breaching Party has made and continues to make a diligent effort to effect such remedy or cure.

(f) Voluntary Resignation by Executive. Executive may voluntarily resign Executive’s position with Company at any time on thirty (30) days’ advance written notice to the Company’s Board. In the event Executive’s resignation is without Good Reason, Executive shall be entitled to receive only the annual base salary then in effect, prorated to the date of termination and all stock and stock options vested as of the date of termination. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.

(g) Conditions to Receive Severance. Executive agrees to execute a full general release satisfactory to the Company, releasing all claims, known or unknown that Executive may have against Company arising out of or in any way related to Executive’s employment or termination of employment with Company prior to receipt of the severance payment. Company shall provide Executive with a signed, full general release on or prior to the termination date. If Company fails to provide Executive with a signed, full general release within seven (7) days of the termination date, then Company shall waive this requirement. Any severance due shall be paid in full within seven (7) days of the termination date, and execution or waiver of the full general release as applicable.

11. Non-Solicitation Agreement.

(a) Executive agrees that for a period of one (1) year after the termination of this Agreement, Executive shall not recruit, attempt to recruit or directly or indirectly participate in the recruitment of, any Company employee; provided, however, any general public recruitment responded to by Company employees will not breach this offer.

(b) Executive agrees that during the term of this Agreement and for a period of up to one (1) year after the termination of his employment, Executive will not, either directly or indirectly solicit, separately or in association with others, attempt to solicit, canvass or interfere with any then current customer of the Company with whom Executive had a significant relationship while working for the Company in a manner that directly competes with the Company. If Executive is terminated prior to the first anniversary of this Agreement, then the duration of this obligation will be reduced to equal the number of days that Executive was employed by Company.

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12. Confidentiality. Executive acknowledges that he will learn Confidential Information (as defined herein) relating to the business conducted and to be conducted by the Company. The Company promises to provide all needed Confidential Information to the Executive. Executive agrees that he will not during the Term or for a period of three (3) years after the termination of such employment, without regard to the Party terminating such employment, except in the normal and proper course of his duties hereunder, disclose or use or authorize any third party to disclose or use any such Confidential Information, without prior written approval of the Company. As used in this Section 12, “Confidential Information” includes all records, designs, business plans, financial statements, customer lists, manuals, memoranda, lists, research and development plans, intellectual property and other property delivered to or compiled by the Executive by or on behalf of the Company or its providers, clients or customers that pertain to the business of the Company. Confidential Information shall not, however, include information that (i) is publicly known or becomes publicly known through no fault of Executive, or (ii) is generally or readily obtainable by the public, or (iii) constitutes general skills, knowledge and experience acquired by Executive before and/or during his employment with the Company and the Company.

Executive agrees that all documents that include any Confidential Information, in his possession now or at any time during the Term, are and shall be the property of Company and that all copies thereof shall be surrendered to the Company upon termination of his employment.

13. Inventions; Developments. The Executive is hereby retained in a capacity such that the Executive’s responsibilities may include the making of technical and managerial contributions of value to the Company. The Executive hereby assigns to the Company all rights, title and interest in such contributions and inventions made or conceived by the Executive alone or jointly with others during the Term. This assignment shall include (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent applications filed and patents issuing thereon, and (c) the right to obtain copyright, trademark or trade name protection for any such work product. The Executive shall promptly and fully disclose all such contributions and inventions to the Company and assist the Company in obtaining and protecting the rights therein (including patents thereon), in any and all countries; provided, however, that said contributions and inventions will be the property of the Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be. Inventions conceived by the Executive, which are not related to the business of the Company, will remain the property of the Executive, and notwithstanding the foregoing, the Company shall not have any right, title or interest in any work product or copyrightable work developed outside of work hours and without the use of Company resources that does not relate to the Company’s business and does not result from any work performed by the Executive for the Company.

(a) Exceptions. Regardless of any other provisions of this Agreement, the provisions of this Section 13 do not apply to any product ideas which qualify fully under the provisions of Section 2870 of the Texas Labor Code, which reads in full as follows:

2870. (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer (2) result from any work performed by the employee for the employer; (b) to the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

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14. Exit Interview. To insure a clear understanding of this Agreement, including, but not limited to, the protection of the Company’s business interests, Executive agrees, at no additional expense to the Company, to engage in an exit interview with the Company prior to Executive’s departure from the Company at a time and place designated by the Company. In the event that the exit interview takes place in a location more than twenty-five (25) miles from the Executive’s primary residence, the Company agrees to reimburse Executive for reasonable expenses associated with his travel to and from said exit interview.

15. Right of Setoff. The Company shall be entitled, at its option and not in lieu of any other remedies to which they may be entitled, to set off any amounts due Executive or any Affiliate of Executive against any amount due and payable by Executive or any Affiliate of Executive to the Company (“Set-Offs”) pursuant to this Agreement or otherwise, provided that the Set-Offs are set forth in detail in writing with supporting evidence to substantiate each Set-Off.

16. Notice Provision. Any notice, demand or request required or permitted to be given or made under this Agreement shall be in writing and shall be deemed given or made when delivered in person, when sent by United States registered or certified mail, or when received by courier (e.g. FedEx), at the address specified below:

If to the Company:	Christopher Miller
Email: chris@nexeonmed.com

If to Executive:	William Rosellini
12147 Lueders, Dallas, TX 75230

Any party to this Agreement may change its addresses for notice in the manner provided above.

17. Headings Non-binding. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions hereof.

18. Words to have Contextual Meaning. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Additionally, the words “and” and “or” shall be given its contextual meaning and not be interpreted blindly as being solely conjunctive or disjunctive, as the case may be.

19. Execution of Agreement. The parties shall execute all documents, provide all information and take or refrain from taking all actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

20. Partial Assignment Clause. This Agreement shall be binding upon and inure to the benefit of the parties hereto, its representatives and permitted successors and assigns. Executive’s duties hereunder are personal services and are not assignable. Except for the provisions of Sections 11, 12 and 13 of this Agreement, which are intended to benefit the Company and the Company’s Affiliates as third party beneficiaries, or as otherwise expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties to this Agreement, its respective representatives and permitted successors and assigns, any rights, remedies or obligations under or by reason of this Agreement.

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21. Limitation of Benefits Clause. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the parties, except as otherwise expressly provided herein.

22. Non-waiver Provision. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

23. Multiple Originals. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

24. Choice of Laws. This agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the principles of conflicts of law.

25. Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory or contractual section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

26. Severability and Reformation. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

27. Written Amendments Provision. No supplement, modification or amendment of this agreement or waiver of any provision of this Agreement shall be binding unless executed in writing by all Parties to this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement (regardless of whether similar), nor shall any such waiver constitute a continuing wavier unless otherwise expressly provided.

28. Actions to Enforce Non-Solicitation, Confidentiality or Inventions. Executive acknowledges and agrees that the Company would be irreparably harmed by any violation of Executive’s obligations under Sections 11, 12 and 13 hereof and that, in addition to all other rights or remedies available at law or in equity, the Company will be entitled to injunctive and other equitable relief to prevent or enjoin any such violation. Additionally, both Parties agree that either Party may seek to have its rights under Sections 11, 12 or 13 of this Agreement enforced by legal or equitable action in a court of competent jurisdiction. The provisions of Sections 11, 12 and 13 hereof will survive any termination of this Agreement, in accordance with its terms.

29. Written Consent for Assignment. No Party may assign this Agreement or any rights or benefits thereunder without the written consent of the other Party to this Agreement.

30. Choice of Forum. Any action initiated pursuant to Section 28 must proceed in a Texas District Court in Dallas or Collin County, Texas. If such an action cannot proceed in District Court due to jurisdictional limitations, then it shall proceed in any State or County court of competent jurisdiction in Dallas or Collin County, Texas.

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EXECUTED as of the date first above written.

Nexeon Medsystems Inc

By:	/s/ Christopher Miller
Christopher Miller
Chief Financial Officer

/s/ William Rosellini
William Rosellini Individually

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